Exhibit 10.17

THE NASDAQ OMX GROUP, INC. EQUITY INCENTIVE PLAN

AMENDMENT TO NONQUALIFIED STOCK OPTION AGREEMENTS

AMENDMENT TO NONQUALIFIED STOCK OPTION AGREEMENTS (“Amendment”) dated as of January 20, 2010, between The NASDAQ OMX Group, Inc. (formerly known as The Nasdaq Stock Market, Inc.) (the “Company”), and David P. Warren (the “Optionee”):

RECITALS:

The Company maintains The NASDAQ OMX Group, Inc. Equity Incentive Plan (formerly known as The Nasdaq Stock Market, Inc. Equity Incentive Plan) (the “Plan”).

Under the terms of the Plan and a Nonqualified Stock Option Agreement dated as of February 14, 2001, between the Company and the Optionee (the “February 2001 Agreement”), the Company granted to the Optionee non-qualified stock options to purchase all or any part of an aggregate of 55,700 shares of the common stock, par value $0.01, of the Company at a purchase price of $13.00 per share.

Under the terms of the Plan and a Nonqualified Stock Option Agreement dated as of February 18, 2004, between the Company and the Optionee (the “February 2004 Agreement”), the Company granted to the Optionee non-qualified stock options to purchase all or any part of an aggregate of 75,000 shares of the common stock, par value $0.01, of the Company at a purchase price of $9.15 per share.

Under the terms of the Plan and a Nonqualified Stock Option Agreement dated as of November 15, 2004, between the Company and the Optionee (the “November 2004 Agreement”), the Company granted to the Optionee non-qualified stock options to purchase all or any part of an aggregate of 150,000 shares of the common stock, par value $0.01, of the Company at a purchase price of $7.35 per share.

Under the terms of the Plan and a Nonqualified Stock Option Agreement dated as of December 13, 2006, between the Company and the Optionee (the “December 2006 Agreement” and collectively with the February 2001 Agreement, the February 2004 Agreement and the November 2004 Agreement, the “Option Agreements”), the Company granted to the Optionee non-qualified stock options to purchase all or any part of an aggregate of 28,801 shares of the common stock, par value $0.01, of the Company at a purchase price of $35.92 per share.

The Optionee terminated his employment with the Company December 31, 2009.

The Management Compensation Committee of the Company’s Board of Directors (the “Committee”) determined to amend the terms of the Option Agreements, on the terms and conditions set forth herein, so as to provide the Optionee an extension of time from 90 days to 1 year after the date of termination to exercise his vested options.

NOW, THEREFORE, the parties hereto amend the Option Agreements, effective as of October 21, 2009, so as to memorialize such determination by the Committee, as follows:

1.	Section 5(d) of the February 2001 Agreement, Section 4(d) of the February 2004 Agreement, Section 4(d) of the November 2004 Agreement and Section 4(d) of the December 2006 Agreement are each hereby amended in their entirety to read as follows:

“If the Optionee’s employment with the Company terminates for any reason other than those set forth in Sections (a) through (c) above, unvested Options shall be deemed canceled and forfeited on the date of the Optionee’s termination of employment without further consideration to the Optionee. Vested Options, if any, shall remain exercisable for a period ending on the earlier of: (i) one year following such termination of employment or (ii) the Expiration Date, and shall thereafter be deemed canceled and forfeited without further consideration to the Optionee.”

2.	In all other respects, all other provisions of the Option Agreements shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment. By execution of this Amendment, the Optionee acknowledges receipt of a copy of the Plan.

The NASDAQ OMX Group, Inc.

/s/ William H. Morgan
Name:	William H. Morgan
Title:	Senior Vice President, Global HR

Optionee

/s/ David P. Warren
David P. Warren

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